Exhibit 5.1
June 10, 2011
GulfMark Offshore, Inc.
10111 Richmond Avenue, Suite 340
Houston, TX 77042
Gentlemen:
          We have acted as counsel for GulfMark Offshore, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of Class A Common Stock, $0.01 par value per share (the “Shares”), of the Company to be offered upon the terms and subject to the conditions set forth in the GulfMark Offshore, Inc. 2011 Non-Employee Director Share Incentive Plan (the “Plan”). At your request, this opinion is being furnished to the Company for filing as Exhibit 5.1 to the registration statement referred to below.
          In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Bylaws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We have also reviewed the Company’s registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the Shares (the “Registration Statement”).
          We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
          Based solely on the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, when paid for and issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable shares of Class A Common Stock of the Company.
          The opinions set forth above are limited exclusively to the Constitution of the State of Delaware, the Delaware General Corporation Law, and reported judicial decisions interpreting such laws.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission.
Very truly yours,
/s/ Strasburger & Price, L.L.P.
STRASBURGER & PRICE, L.L.P.